UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 9, 2017

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor
New York, New York		10019
(Address of principal executive offices)		(Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On February 9, 2017, Apollo Global Management, LLC (the “Company”) appointed current Head of Accounting Policy, Elliott Russell, to serve as Chief Accounting Officer and Controller of the Company with such appointment to be effective immediately. Mr. Russell has been appointed to this role on an interim basis while the Company conducts a search for a permanent Chief Accounting Officer and Controller.

Mr. Russell, 38, joined the Company in 2008, serving in a variety of leadership roles and most recently serving as the Head of Accounting Policy, where he was primarily responsible for oversight of the accounting and reporting for Company transactions, establishing and ensuring compliance with accounting policies, and structuring of strategic transactions from an accounting perspective. Prior to joining the Company, Mr. Russell held various positions in the Banking and Capital Markets group at Ernst & Young LLP. He received a Bachelor of Accountancy in 2001 and a Master of Accountancy in 2002, each from the University of Mississippi. Mr. Russell is a Certified Public Accountant.

Resignation of Officer

Effective February 9, 2017, Christopher Weidler resigned from his position as Chief Accounting Officer and Controller of the Company. Mr. Weidler also resigned from all other positions he held with the Company and its affiliates. Mr. Weidler’s resignation is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure or internal controls.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: February 13, 2017	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer